EXHIBIT 23.01

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

El Paso Electric Company:

We consent to incorporation by reference in the registration statements (Nos. 333-17971 and 333-82129) on Form S-8 of El Paso Electric Company of our report dated February 14, 2003, relating to the consolidated balance sheets of El Paso Electric Company and subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of operations, comprehensive operations, changes in common stock equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of El Paso Electric Company.

KPMG LLP

El Paso, Texas

March 20, 2003

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